EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS




We consent to the incorporation by reference in this Annual Report (Form 10-K) of Codorus Valley Bancorp, Inc. of our report dated January 11, 1996, included in the 1995 Annual Report of Codorus Valley Bancorp, Inc.

We also consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 2 to Form S-3 No. 33-46171) of Codorus Valley Bancorp, Inc. and in the related Prospectus of our report dated January 11, 1996, with respect to the consolidated financial statements of Codorus Valley Bancorp, Inc. incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 1995.


March 25, 1996
Harrisburg, Pennsylvania

                                        /s/ Ernst & Young LLP